UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2020

Leap Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37990	27-4412575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47 Thorndike Street, Suite B1-1 Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 714-0360

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	LPTX	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2020, Leap Therapeutics, Inc. (the “Company”) announced a series of executive leadership changes.

Resignation of Current Chief Executive Officer

On March 17, 2020, Christopher K. Mirabelli, Ph.D., President and Chief Executive Officer of the Company, notified the Company of his intention to resign from his position as President and Chief Executive Officer of the Company effective April 1, 2020. Dr. Mirabelli will continue to serve as Chairman of the Board of Directors of the Company (the “Board”) and remain as an employee leading research and development and biomarker efforts.

Appointment of New Chief Executive Officer and Director

On March 17, 2020, the Board appointed Douglas E. Onsi, the Company’s Chief Financial Officer, Treasurer and Secretary, as the Company’s new President and Chief Executive Officer effective April 1, 2020. Additionally, the Board appointed Mr. Onsi as a Class I director of the Company, effective immediately. As a Class I director, Mr. Onsi will stand for election at the Company’s 2021 Annual Meeting of Stockholders.

In connection with this appointment, effective April 1, 2020, Mr. Onsi’s annual base salary will be increased to $550,000, with an annual incentive opportunity equal to 50% of base salary. On March 17, 2020, Mr. Onsi was also granted (i) stock options to purchase 500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at an exercise price equal to the closing price of the Common Stock on March 17, 2020, which will vest in equal monthly installments over a three year period from the date of grant and (ii) 660,606 restricted stock units that will cliff vest and will be settled after three years of continuous service, or upon a change of control of the Company, whichever is earlier, each such award pursuant to the Company’s 2016 Equity Incentive Plan, as amended. Further, effective April 1, 2020, Mr. Onsi’s severance benefits will be expanded such that, if his employment were terminated by the Company without cause or by him for good reason, he would be entitled to continue to receive his base salary and also would be entitled to receive reimbursement of healthcare premiums through COBRA for a period of 18 months following any such termination of his employment.

The other terms of Mr. Onsi’s employment agreement with the Company will remain unchanged from his existing executive employment agreement, which was filed as Exhibit 10.7 to the Registration Statement on Form S-4 of the Company, filed with the Securities and Exchange Commission (“SEC”) on September 26, 2016.

A description of Mr. Onsi’s background and experience has been previously reported in, and is incorporated by reference to, the Company’s proxy statement for the 2019 Annual Meeting of Stockholders, filed with the SEC on April 29, 2019. There are no arrangements or understandings between Mr. Onsi and any other person pursuant to which he was appointed as President and Chief Executive Officer and a Class I director of the Company. Mr. Onsi has no family relationship with any director or executive officer of the Company. Further, Mr. Onsi is not a party to any transaction requiring disclosure under Regulation S-K Item 404.

Resignation of Director

On March 17, 2020, John Littlechild notified the Company of his resignation as a Class I director of the Company and all other positions he held as a member of any committee of the Board, effective immediately. Mr. Littlechild’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

A copy of the press release announcing the executive leadership changes set forth in Item 5.02 above is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description

99.1	Press Release of Leap Therapeutics, Inc. dated March 18, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP THERAPEUTICS, INC.

Dated: March 18, 2020	By:	/s/ Douglas E. Onsi
	Name:	Douglas E. Onsi
	Title:	Chief Financial Officer, General Counsel, Treasurer and Secretary